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                                   Exhibit 2.1


                        Stock Purchase Agreement between
             Sooner Investment Manufacturing Company (Purchaser) and
              Owosso Corporation (Seller), dated January 19, 2001.








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                            STOCK PURCHASE AGREEMENT

                                     between

                     SOONER INVESTMENT MANUFACTURING COMPANY
                                   (Purchaser)


                                       and

                               OWOSSO CORPORATION
                                    (Seller)


                                January 19, 2001



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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated the 19th day of January, 2001 by and between Owosso Corporation, a Pennsylvania corporation (the "Seller"), and Sooner Investment Manufacturing Company, an Oklahoma corporation (the "Purchaser").

                                   Background

         WHEREAS, the Seller has agreed to sell and the Purchaser has agreed to purchase the common stock, par value $0.01 per share, of Sooner Trailer Manufacturing Co. ("Sooner" or the "Company") owned by the Seller which, on the Closing Date (as hereafter defined), constitutes one hundred percent (100%) of the issued and outstanding shares of said common stock (such shares of common stock are hereinafter referred to as the "Shares"); and

         WHEREAS, the Seller desires to sell the Shares and the Purchaser desires to purchase the Shares on the terms and conditions set forth in this
Agreement:




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


         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Seller and the Purchaser hereby agree as follows:

     1. Sale of Shares.

         1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as hereafter defined), the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Seller, the Shares.

         1.2 Books and Records. On the Closing Date (as hereafter defined), the Seller shall, or shall cause the Company to, deliver to the Purchaser, or turn over to the Purchaser's representatives, all minute books, stock record books, corporate seals, and certificates representing all of the issued and outstanding stock of the Company, and the original copies of all lists, files and other documents of any kind or nature belonging to the Company and necessary or desirable in the Purchaser's judgment for the on-going conduct of the Company's business, whether in the possession of the Seller or the Company.

         1.3 Resignations. On the Closing Date, the Seller will make available to the Purchaser the written resignations of all the directors and officers of the Company effective as of the Closing Date, with the exception of such officers and directors as the Purchaser shall designate in writing.

     2. Purchase Price.

         2.1 Aggregate Purchase Price. Subject to the adjustments of Section 2.2 below, the consideration payable to the Seller for the Shares shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000) (the "Purchase Price") payable by wire transfer of immediately available federal funds to the Seller at the Closing.

         2.2 Adjustment to Purchase Price.

         (a) Subsequent to the Closing Date and for sixty (60) days then following, the Purchaser shall cause the Company to make appropriate accounting entries consistent with past policies, procedures and practices on its books and prepare and deliver to the Seller the tentative closing balance sheet of the Company as of the Closing Date calculated and prepared in accordance with, and consistent with, the policies, practices and procedures used in preparing the October 29, 2000 financial statements (the "Tentative Closing Balance Sheet").

         (b) If the Seller and the Purchaser agree on the form and content of the Tentative Closing Balance Sheet, then it will be deemed to be accepted by all parties for all purposes. In the event that the Seller does not agree on the form and content of the Tentative Closing Balance Sheet, then the Seller shall deliver a written notice (the "Notice of Objection") to the Purchaser specifying the nature of the objection or dispute and, upon the Seller's written request, the Purchaser shall cause the Company to provide the Seller with reasonable access to the books and records relating to the Tentative Closing Balance Sheet, as well as the appropriate personnel used in connection with the preparation thereof. If a Notice of Objection is not sent by the Seller by the fifteenth (15th) day following the date the Seller receives the Tentative Closing Balance Sheet, then the Tentative Closing Balance Sheet will be deemed to be accepted by all parties for all purposes.




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


         (c) The parties will work expeditiously and in good faith to attempt to resolve any dispute within a period of twenty (20) days after the date of the Notice of Objection. If such dispute cannot be resolved within such twenty (20) day period then, within the next fifteen (15) days following the end of the twenty (20) day period, the Seller shall submit the Tentative Closing Balance Sheet and the Notice of Objection to PriceWaterhouseCoopers, or another accounting firm mutually agreeable to the parties, with a request that such accounting firm make a determination as to the propriety of the Notice of Objection and to specify the form and content of the Tentative Closing Balance Sheet. The parties shall use their best efforts to cause the determination of such accounting firm to be made within fifteen (15) days, and such determination shall be final and binding upon the parties and shall not be subject to appeal absent manifest error. The balance sheet agreed upon by the parties or, if none, determined by such accounting firm is herein referred to as the "Final Closing Balance Sheet." All parties shall cooperate fully with such accounting firm in making the final determination and will promptly provide all necessary and required documents, working papers, personnel interviews and other assistance.

         (d) If such accounting firm agrees with the position set forth in the Notice of Objection entirely, then the costs and expenses of such accounting firm in the determination will be borne entirely by the Purchaser. If such accounting firm rejects entirely the position taken by the Seller in the Notice of Objection, then the costs and expenses of such accounting firm in making the determination will be borne entirely by the Seller. If such accounting firm partially accepts and partially rejects the position taken by the Seller in the Notice of Objection, then each party will pay a pro rata amount, based on the final determination, of the costs and expenses of such accounting firm. The Seller and the Purchaser shall each bear its own costs in presenting its respective cases to such accounting firm.


                                       4


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         (e) If no Notice of Objection has been served, then within twenty (20)
     days after receipt of the Tentative Closing Balance Sheet, or if a Notice of Objection has been served and the parties have resolved all disputes, within ten (10) days of such final resolution, or if a Notice of Objection has been served and submitted to such accounting firm, then within ten (10) days of such accounting firm's determination, the Purchaser shall pay to the Seller by wire transfer of immediately available federal funds the amount by which the Working Capital, as defined below, as determined from the Final Closing Balance Sheet, exceeds $7,098,741, or the Seller shall pay to the Purchaser by wire transfer of immediately available federal funds the amount by which the Working Capital, as determined from the Final Closing Balance Sheet, is less than $7,098,741, as an adjustment to the Purchase Price; provided, however, that the Purchaser shall have the option to defer, without interest, the payment to the Seller of any amounts required under this Section 2.2 until the sixtieth (60th) day after the date otherwise required for payment, and the Purchaser agrees that it shall not have the right to offset such payment by any indemnification or other obligation from the Seller to which the Purchaser is entitled or otherwise to reduce or defer such payment. The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.2 shall not limit or affect any other rights or causes of action that either the Purchaser or the Seller may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement; provided, however, that no party shall be entitled to more than one recovery or satisfaction (via indemnification or adjustment to purchase price, or otherwise) by reason of the same loss or by reason of the same facts or events.



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


         (f) For purposes of this Section 2.2, Working Capital shall mean (i) the sum of the Company's inventory at net book value, cash and cash equivalents, and net accounts receivable less (ii) the current payables of the Company, calculated and prepared in accordance with, and consistent with, the policies, procedures and practices used in preparing the October 29, 2000 financial statements. Attached as Schedule 2.2(f) is the computation of Working Capital, as herein defined, as at October 29, 2000.


     3. The Closing.

         The closing of the transactions contemplated hereby (the "Closing") shall be held at 9:00 a.m. on or before January 31, 2001, at the offices of Hartzog Conger Cason & Neville, 1600 Bank of Oklahoma Plaza, 201 Robert S. Kerr, Oklahoma City, Oklahoma, or at such other time and date as the Purchaser and the Seller may agree in writing (the "Closing Date"). At the Closing, in addition to the deliveries required by Sections 1.2 and 10 (a) the Seller shall (i) deliver to the Purchaser certificate(s) evidencing the Shares, together with duly executed stock powers for transfer to the Purchaser, and all other good and sufficient instruments of transfer and conveyance as may be necessary in the Purchaser's reasonable opinion to vest in the Purchaser good, legal and beneficial title to the Shares and (ii) pay or provide for payment of the stay bonus referred to in Section 4.21(f) of the Seller's Disclosure Schedule; and
(b) the Purchaser shall pay to the Seller the Purchase Price by wire transfer of immediately available federal funds, as required by Section 2.



                                       6
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     4. Representations and Warranties of the Seller.

         The Seller, as of the date hereof and as of the Closing Date, represents, warrants and covenants, where applicable, to the Purchaser that, except as otherwise set forth on Schedule 4 hereto (the "Seller's Disclosure Schedule"):

         4.1 Corporate Organization and Status. The Company is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct and operate its business as heretofore and now being conducted.

         4.2 Qualification. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in Oklahoma and in all other states or jurisdictions in which the nature of its business as presently operated by it or the character of the property owned or leased by it makes such qualification or authorization necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have an effect which is materially adverse to the business and financial condition of the Company taken as a whole (a "Material Adverse Effect").

         4.3 Authority to Execute and Perform Agreement; Authorization; Binding Effect; No Breach. The Seller has the corporate power and all authority and approvals required to execute and deliver this Agreement and the other documents contemplated to be delivered at the Closing (the "Ancillary Agreements") to which the Seller is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and constitute, or when executed and delivered by the Seller will constitute, the legal, valid and binding obligation of the Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, arrangement, moratorium, reorganization, insolvency and other laws and to equitable principles affecting enforcement of the rights of creditors or obligations of debtors generally. Except as otherwise set forth in this Agreement or the Seller's Disclosure Schedule attached hereto, no approval or consent of any other person is required in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements and the consummation and performance by the Seller of the transactions contemplated hereby and thereby, except for such consents and approvals which will have to be obtained prior to the Closing. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby by the Seller will not (i) violate any provision of the Articles of Incorporation or By-laws of the Seller; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or agreement to which the Seller or the Company is a party or by or to which the Seller or the Company or their respective assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Seller or the Company, or the assets or properties of the Seller or the Company are bound; or (iv) violate any statute, law or regulation in any material respect.



                                       8

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         4.4 Authorized and Issued Capital; Options and Warrants.

         (1) The Company's authorized capital consists of 1,000 shares of common stock, of which 200 shares are issued and outstanding and owned of record and beneficially by the Seller.

         (2) All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in conformity with all laws. There are no preemptive rights with respect to the Shares.

         (3) The Company has not issued any securities exercisable for or convertible into equity securities of the Company, nor is it legally bound to issue any equity securities.

         (d) The Company has no subsidiaries or equity interests in any other entities.

         (e) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. There are no obligations outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or binding commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

         4.5 Title to the Shares. The Seller is the record and beneficial owner of the Shares, which constitute all of the issued and outstanding shares of capital stock of the Company. The Seller has, and upon delivery of the duly executed stock powers pursuant to this Agreement the Purchaser shall acquire, good, marketable and valid title to the Shares, free and clear of all liens or other encumbrances (except for any restrictions imposed by the Securities Act of 1933, as amended, and any applicable state securities laws).


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         4.6 Financial Statements. The Seller has delivered to the Purchaser copies of the Company's unaudited financial statements at October 31, 1999 and October 25, 1998 (which financial statements were prepared for and included in the Seller's audited financial statements), and the Company's unaudited financial statements at October 29, 2000 (collectively, the "Company's Financial Statements"); copies of which are included in the Seller's Disclosure Schedule. The Company's Financial Statements (a) have been prepared and presented in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated (except as otherwise noted therein), except that the Company's Financial Statements do not contain all disclosures, including footnotes, which are required by GAAP, (b) were prepared from the books and records of the Company, which books and records are complete and correct in all material respects and fairly reflect all material transactions of the Company's business as a member of the Seller's consolidated group, and (c) present fairly the financial condition and the results of operations of the Company as of the dates thereof and for the periods indicated, except, as to (a), (b) and (c), that such Company's Financial Statements do not reflect or contain any accrual or reserve for medical or health claims, workers compensation, corporate allocations or federal taxes.

         4.7 Compliance with Laws. The Company has complied in all material respects with, and at Closing is conducting its business in all material respects in accordance with, all applicable federal, state and local statutes and regulations, except where a failure so to comply would not have a Material Adverse Effect. The Seller's Disclosure Schedule sets forth a list of all permits, licenses and other authorizations of any federal, state or local governmental or regulatory bodies necessary for and material to the conduct of the Company's business as heretofore conducted in the ordinary course




                                       10
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(collectively, "Permits"). All such Permits are in full force and effect and there are no proceedings pending or, to the knowledge of the Seller, threatened which would result in the revocation or cancellation of any Permits. The consummation of the transactions contemplated hereby will not result in any such revocation or cancellation.

         4.8 Litigation. Except as set forth in the Seller's Disclosure Schedule, there is no action, suit, arbitration or other legal or administrative proceeding or governmental or other investigation pending or, to the knowledge of the Seller, threatened against the Company or with respect to the Company's business.

         4.9 Real Property.

         (1) The Seller's Disclosure Schedule sets forth a complete listing and description of all real property owned beneficially or of record (the "Owned Real Property"), or leased (the "Leased Real Property") by the Company (collectively, the "Real Property"). There are no options, licenses, leases, rights of first refusal, conditional sale agreements, or similar arrangements respecting any Owned Real Property, or any portion thereof or interest therein.

         (2) The Company holds title to all Owned Real Property subject to no liens or other encumbrances.

         (3) There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened to condemn all or any material portion of any of the Real Property pursuant to a power of eminent domain or similar governmental authority. There are no laws, statutes or ordinances or building or use restrictions or zoning laws applicable to any Real Property which prohibit


                                       11
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the uses presently being made thereof by the Company. The Company is not a party to any contract or agreement with any governmental or regulatory body or taxing authority the subject matter of which concerns the abatement of any taxes or assessments on any Real Property or any amounts due in lieu of any taxes or assessments on any Real Property. No assessment for public improvements, such as sewer and water lines and mains, streets, sidewalks and curbs, has been made against any of the Real Property which remains unpaid. No public improvement with respect to any Real Property has been ordered to be made which has not been heretofore completed, and the costs therefor assessed and paid. There are no tax abatements or exemptions affecting the Real Property. There are no parties
(other than the Company) in possession of any portion of the Owned Real
Property.

         (4) The Seller's Disclosure Schedule sets forth a listing of all leases and subleases under which the Company is lessor or lessee of any real property (collectively, "Leases"). With respect to each Lease, neither the Company nor, to the Seller's knowledge, any other party thereto is in material default or breach thereunder. The Leases, copies of which (or summaries of oral leases) have been delivered to the Purchaser, are in full force and effect and the Company has not received any notice of any default by any other contracting party thereunder. No approval or consent of any person is needed in order that any Lease does not become unenforceable by the Company as a result of the consummation of the transactions contemplated by this Agreement.

         4.10 Inventory. The inventory shown on the Company's Financial Statements consists of items of a quantity, quality and condition saleable in the ordinary course of the Company's business at the value reflected therefor in the Company's Financial Statements. The value of all obsolete materials and finished goods in the inventory shown on the Company's Financial Statements has been written down to net realizable value or adequate reserves have been provided therefor, and the values at which inventories are carried on the


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Company's Financial Statements, unless otherwise indicated, reflect the normal inventory valuation procedures of the Company of stating inventories at the lower of cost or market.

         4.11 Accounts Receivable. The accounts receivable reflected in the Company's Financial Statements are valid receivables, are fully collectible (subject to the reserve for bad debts in the Company's Financial Statements) in the ordinary course of the Company's business using reasonable diligence and customary business practices, are not subject to any setoff or counterclaim, and arose from arms' length transactions in the ordinary course of the Company's business.

         4.12 Contracts and Other Agreements. The Seller's Disclosure Schedule sets forth all of the following contracts and other agreements (other than the Leases) to which the Company is a party or by which the Company or its assets or properties are bound or subject and which involve more than $20,000: (i) contracts and other agreements with any labor union or association representing employees in employment negotiations; (ii) contracts, including but not limited to dealer agreements, having a term of more than one year not entered into in the ordinary course of business for the purchase or sale of materials, supplies, merchandise, equipment or services; (iii) contracts and other agreements for the sale of any of assets or properties (other than contracts and other agreements in the ordinary course of business) or for the grant to any person of any preferential rights to purchase any assets or properties; (iv) joint venture and partnership agreements; (v) contracts or other agreements under which the

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Company has agreed to indemnify any party or to share any liability of any party including, without limitation, liability with respect to taxes, other than contracts and other agreements regarding the sale of goods in the ordinary course of business; (vi) contracts and other agreements with customers, dealers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (viii) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area; (viii) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person; (ix) options for the sale or purchase of any stock, note or other security; (x) contracts and other agreements requiring the payment to any person of a royalty, override or similar commission; (xi) contracts and other agreements relating to the borrowing of money or the incurrence of indebtedness;
(xii) guarantees, performance or completion bonds and surety agreements; (xiii) contracts of agency, representation, distribution or franchise; and (xiv) contracts for the employment for any period of time whatsoever, or restricting the employment, of any salaried employee. There have been delivered to the Purchaser copies of all of the contracts and other agreements set forth or required to be set forth on the Seller's Disclosure Schedule or, if unwritten, accurate summaries of all of the material terms thereof, and there are no other material terms of such contracts or other agreements except as set forth on such copies and/or summaries. All of such contracts and other agreements are valid, in force and binding upon the Company and, to the Seller's knowledge, the other parties thereto, in accordance with their terms; and neither the Company nor, to the Seller's knowledge, the other parties thereto, are in material default under any of them. No approval or consent of any person is needed in order that the contracts and other agreements set forth on the Seller's Disclosure Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         4.13 Trade Secrets, Patents, Trademarks, Etc. All trade secrets, computer software, patents, patent applications, registered copyrights, trade names, registered trademarks, trademark applications, and other material

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intellectual property rights (collectively, the "Rights") owned or licensed to the Company necessary and material to the conduct of the Company's business in the ordinary course as heretofore conducted are listed on the Seller's Disclosure Schedule. All patents, registered trademarks, service marks and copyrights held by the Company are valid and enforceable. The Company owns or possesses adequate and legally enforceable rights to use the Rights. The Company has not granted any outstanding licenses or other rights to any patent, registered copyright, registered trademark, or trade name listed or required to be listed on the Seller's Disclosure Schedule, nor is the Company under any binding obligation to grant the same. The Seller has no knowledge of any claim or basis for any claim that the Company is or may be infringing on the rights of any person under or in respect of any Rights. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any Rights. The Company will not, as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements or the performance of its obligations hereunder and thereunder, be in breach of any license, sublicense or other agreement relating to the Rights.

         4.14 Title to Assets. The Company has good, valid and marketable title to, or the valid, legal right to hold or use, the tangible personal property used or owned by it, including but not limited to the personal property reflected in the Company's Financial Statements, free and clear of all liens and encumbrances.

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         4.15 Undisclosed Liabilities. The Company does not have any indebtedness or liabilities (and to the Seller's knowledge there is no existing basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any such indebtedness or liabilities) which are not reflected in the Company's Financial Statements and which would be required under GAAP to be reflected in the Company's Financial Statements, except as have arisen, consistent with past business practices, reasonably and in the ordinary course of business subsequent to the dates of such Financial Statements.

         4.16 Suppliers and Customers. The Seller's Disclosure Schedule sets forth an accurate list of the Company's ten largest customers and suppliers by dollar value for the period from November 1, 1999 through October 29, 2000. The Seller has no knowledge that any material supplier or customer of the Company currently intends, or intends if the transactions contemplated hereby are consummated, to cancel or otherwise modify its relationship with the Company or to decrease materially its services, supplies or materials provided to the Company or its usage or purchase of the services or products of the Company's business, such that, as a result thereof, there would be a Material Adverse Effect.

         4.17 Employee Benefit Plans. The Seller's Disclosure Schedule contains a list of any of the following which relate to or cover any employees of the Company or their beneficiaries: (i) "employee pension benefit plans", "employment benefit plans" and "employee welfare benefit plans", as defined, respectively, in Sections 3(2), 3(3) and 3(1) of the Employee Retirement Income

Security Act of 1974, as amended ("ERISA"), including "multiemployer plans" as defined in Section 3(37) of ERISA, and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan, policy or program which the Company or any subsidiary, affiliate or any other entity which is a member of a controlled group (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(n) of the Internal Revenue Code of 1986, as amended (the "Code")) including the Company or to which the Company has any obligation to contribute (the "Plans"). The Seller has delivered or made available to the Purchaser copies of all documents embodying or relating to any Plan.

         (1) The Company maintains no other employee pension benefit plan as defined in ERISA Section 3(2) for the benefit of employees of the Company's business.

         (2) With respect to each Plan, such Plan is in substantial compliance with all applicable provisions of ERISA, the Code and any other applicable law; no termination, partial termination or reportable event has occurred and no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than normal premiums and fees due the PBGC); no accumulated funding deficiency within the meaning of ERISA Section 302 and Section 412 of the Code has been incurred, and no such accumulated funding deficiency has been waived by the PBGC; and all contributions or premiums required to be made to such Plan or the PBGC have been made.

         (3) The Company is not obligated to contribute to any multiemployer plan as defined in ERISA Section 3(37) in which any employee of the Company's business is a participant. The Company has never completely or partially withdrawn (within the meaning of the Multiemployer Pension Plan Amendments Act of 1980 ("MPPAA")) from any multiemployer plan.

         (4) Neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and ERISA Section 3, respectively) has engaged in any "prohibited transaction" as such term is defined in Section 4975 of the Code or ERISA Section 406, which would subject any of the Plans (or their related trusts), the Company or any officer, director, employee or shareholder of the Company or any trustee, administrator or any other fiduciary of any of the Plans to any material tax or penalty, including those imposed under Section 4975 of the Code or ERISA Section 502(e), with respect to the employees of the Company.

         (5) There are no material actions, audits, suits or claims pending or, to the knowledge of the Seller, threatened against the Company with respect to any Plan.

         (f) Since October 31, 1994, all contributions to and payments from the Plans which may have been required to be made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Internal Revenue Code, have been timely made. All such contributions to the Plans, and all payments under the Plans, except those to form a trust qualified under Section 401(a) of the Internal Revenue Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are disclosed in the Seller's Disclosure Schedule. Except as disclosed in the Seller's Disclosure Schedule, the Company has funded or will fund each Plan in accordance with its terms through the Closing, including the payment of applicable premiums on any insurance contract funding a Plan for coverage provided through the Closing.

         4.18 Employee Relations. The Company is not a party to any union, collective bargaining or similar agreement with respect to employees of the Company's business, nor to the knowledge of the Seller is there currently any organizing drive or campaign on behalf of any union or other employees' association. The Company's business has not at any time during the last three years had a strike, work stoppage or work slowdown relating to the Company's business. To the Seller's knowledge, no present employee has requested that a "reasonable accommodation" under the Americans With Disabilities Act be made for him or her. Except as set forth in the Seller's Disclosure Schedule, each employee of the Company is an employee-at-will, and no employee has any agreement as to length of notice or severance payment required to terminate his or her employment.

         4.19 Product Liability Claims. The Company has no liability in excess of the accrual for warranty claims on the Final Closing Balance Sheet (and, to the knowledge of the Seller, there is no existing basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability based upon events which will have occurred prior to Closing) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or delivered by the Company prior to Closing. The Company has delivered to the Purchaser a narrative of all incidents, events and claims under all policies of product liability insurance relating to the Company to the extent such incidents, events and/or claims arose within five (5) years prior to the date hereof, or are continuing on the date hereof. The Company is an insured under all policies of insurance relating to product liability for and against covered claims for product liability based on claims made prior to the Closing Date. To the knowledge of the Seller, the above-described coverage is adequate considering the Company's claims history and the industry taken as a whole. For purposes of Sections 4.19, 4.20, 12.1(v), 12.2 and 12.3(v), the Company shall be deemed to have manufactured a product if the serial number for the product is affixed to the product by the Company.

         4.20 Products. Each product heretofore manufactured or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties of the Company, and the Company has no liabilities in excess of the accrual for warranty claims on the Final Closing Balance Sheet (and, to the knowledge of the Seller, there is no existing basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability based upon events which will have occurred prior to Closing) for replacement or repair thereof or other damages in connection therewith. No product heretofore manufactured or delivered by the Company is subject to any written guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in the Seller's Disclosure Schedule. There are no orders or decrees of any court or governmental or regulatory body by which the Company is bound and, to the knowledge of the Seller, no citations or decisions against the Company by any governmental or regulatory body that any product manufactured, marketed or distributed by the Company is defective or fails to meet any safety standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any product within the last three (3) years.

         4.21 Absence of Changes. Since October 29, 2000, the Company has operated its business in the ordinary course of business and has not:

         (1) mortgaged, pledged or subjected to any lien or other encumbrance any of its assets or properties;

         (2) acquired or disposed of any material assets or properties except in the ordinary course of business;

         (3) except in the ordinary course of business, forgiven or canceled without consideration any material debts;

         (4) canceled, terminated or amended any material agreement relating to the conduct of the Company's business, except in the ordinary course;

         (5) incurred or assumed any material debt or material liability, except in the ordinary course of business;

         (6) except in the ordinary course of business, made or given any wage or salary increase or bonus, or increase in any other direct or any indirect compensation or any severance or termination pay, for or to any of the directors, officers or employees of the Company, other than a certain stay bonus for Jim Callaway, provided such stay bonus is paid by the Seller and not the Company;

         (7) entered into, amended or terminated any employment agreement except in the ordinary course of business, or any agreement with any labor union or association representing any employee or adopted or entered into any Plan;

         (8) entered into any lease (as lessor or lessee);

         (9) except in the ordinary course of business, sold, abandoned or made any disposition of any of its material assets or properties; or

         (10) except in accordance with their terms or in the ordinary course of business, terminated any contract or other agreement set forth on the Seller's Disclosure Schedule.

         4.22 Absence of Certain Commercial Practices. The Company has not, directly or indirectly, given or agreed to give any unlawful gift or similar benefit to any customer, supplier, governmental employee, employee or official of a domestic or foreign government or political party or any other person who is or may be in a position to help or hinder or assist the Company in connection with any actual or proposed transaction, nor does it maintain any unaccounted fund for such purpose.

         4.23 Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets and properties owned or leased by the Company are, and between the date hereof and the Closing Date will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in the Seller's Disclosure Schedule and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. The Seller has delivered to the Purchaser a list of all insurance policies or binders of insurance or programs of self-insurance which insure the Company and relate to the Company's business. To the knowledge of the Seller, no notice of cancellation or nonrenewal with respect to, or disallowance of any material pending claim under, any such policy or binder has been received by Company.

         4.24 Taxes. The Company has timely filed or caused to be timely filed all federal, state and local tax returns required to be filed by it and all such tax returns are true, correct and complete in all material respects. The Company has paid all taxes which have become due and payable by it (whether reflected on said tax returns or otherwise). The Seller has delivered to the Purchaser correct and complete copies of all federal, state, and local tax returns for the periods covered by the Seller's Financial Statements. The Company's federal income and excise tax liabilities with respect to any returns as to which the statute of limitations on assessment remains open have not been audited by the Internal Revenue Service. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to any tax assessment or deficiency. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any person. Since October 31, 1994, no claim has been made by any authority in any jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. The Company has no reason to believe that any taxing authority may assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which the Seller has knowledge. The unpaid taxes of the Company did not, as of October 29, 2000, exceed the reserve for tax liabilities set forth in the Company's Financial Statements.

         4.25 Environmental Matters. "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance or legal requirement relating to pollution, protection of public health, safety, welfare or the environment including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Hazardous Substance" means any pollutant, contaminant, industrial, toxic, hazardous, regulated or noxious substance, waste or byproduct the emission, discharge, release, use, storage, disposal, transport or handling of which is regulated by any federal, state or local law or governmental authority including, without limitation, (a) any petroleum, petroleum byproduct, petroleum compound (refined or crude), flammable substance, explosive, radioactive material, and any other material, pollutant or contaminant which poses or may pose a hazard to any property or to any person or protected animal or cause any property to be in violation of any Environmental Law, (b) asbestos or any asbestos containing material of any kind or character, (c) polychlorinated biphenyls regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) any "pesticide" as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) any "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) any "hazardous substance" within the meaning of the Comprehensive Environmental Response,

Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and (h) any "hazardous waste" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

         (1) The Company has conducted its business at all times since October 31, 1994 in compliance in all material respects with all Environmental Laws and is in compliance in all material respects with all permits required under the Environmental Laws for the conduct of the Company's business or the occupancy of the Real Property. No condition exists at any of the Real Property which constitutes a material violation of any Environmental Law (each such matter being referred to as an "Environmental Deficiency").

         (2) There is not presently pending or, to the knowledge of the Seller, threatened any civil or governmental suit, action, proceeding, claim or investigation against the Company relating to (i) any violation by the Company of any Environmental Law, or (ii) any release by the Company of any Hazardous Substance.

         (3) There are no underground storage tanks located on any of the Owned Real Property or, to the Seller's knowledge, any Leased Real Property.

         (4) The Seller has provided to the Purchaser copies of all studies, reports, assessments, investigations, surveys and other materials in the Company's or the Seller's possession or control relating to (i) the occurrence of any discharge, release or presence of any Hazardous Substance on or affecting any of the Real Property, (ii) the existence of any circumstance or condition at any of the Real Property which could reasonably be expected to result in the material violation of any Environmental Law, and (iii) any other physical condition of any of the Real Property giving rise to any claim under any

Environmental Law. The Seller's Disclosure Schedule lists all such studies, reports, assessments, investigations, surveys and other materials which the Company has provided to Purchaser.

         4.26 Tangible Assets. The Company owns or leases all buildings, machinery, equipment and other tangible assets and properties necessary to conduct the business as heretofore conducted. Except as set forth in the Seller's Disclosure Schedule, all of the assets and properties of the Company, including the Real Property, are in such operating condition as is necessary for the operation of the business of the Company as heretofore operated in the ordinary course and, to the knowledge of the Seller, the operation and use of such assets and properties in the Company's business conform in all material respects to all applicable laws, ordinances, regulations, Permits, licenses and certificates.

         4.27 Compensation Arrangements. The Seller's Disclosure Schedule sets forth a complete list showing the names of all officers, employees and agents performing services for the Company in connection with its business (as of January 2, 2001) and the rate of hourly, monthly or annual compensation (as the case may be) payable by the Company to such person as of such date. The Purchaser has been provided access to records reflecting amounts paid or to be paid to each such person in 1999 and 2000, any accrued sick leave or vacation and any bonus or similar arrangement with any of them.

         4.28 Bank Accounts. The Seller's Disclosure Schedule lists the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

         4.29 Borrowed Funds; Other. The Company is not in default in any respect under, and is not otherwise in violation or contravention of, any of the terms or provisions of any agreement for the repayment of borrowed funds which will survive Closing. Copies of all promissory notes and other documents evidencing or relating to indebtedness for amounts borrowed by the Company are set forth in the Seller's Disclosure Schedule. The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person. There are no outstanding powers of attorney executed on behalf of the Company.

         4.30 Representations and Warranties; Complete Disclosure. Neither this Agreement nor any Ancillary Agreements to which the Seller is a party (i) contain any untrue statement of a material fact in respect to the Seller, the affairs, operations or condition of the Company or its business or (ii) omits any statement of a material fact necessary in order to make the statements in respect of the Seller, the affairs, operations or condition of the Company or its business contained herein or therein not misleading.

     5. Representations and Warranties of the Purchaser. The Purchaser, as of the date hereof and as of the Closing Date represents and warrants to the Seller that:

         5.1 Due Incorporation. The Purchaser is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its assets and properties, and to conduct and operate its business as heretofore and now being conducted.

         5.2 Qualification of the Purchaser. The Purchaser is duly qualified or licensed as a foreign corporation to do business and is in good standing in all states or jurisdictions in which the nature of its business as presently operated by it or the character of the property owned or leased by it makes such qualification or authorization necessary, except in such jurisdiction where the failure to be so qualified or licensed and in good standing would not have an effect which is materially adverse to the business and financial condition of the Purchaser taken as a whole.

         5.3 Corporate Power of the Purchaser; Authorization; Binding Effect; No Conflict. The Purchaser has the corporate power and all authority and approvals required to execute and deliver this Agreement and the Ancillary Agreements to which the Purchaser is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the Purchaser. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and constitute, or when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligation of the

Purchaser enforceable in accordance with their respective terms, subject to applicable bankruptcy, arrangement, moratorium, reorganization, insolvency and other laws and to equitable principles affecting enforcement of the rights of creditors or obligations of debtors generally. No approval or consent of any other person is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation and performance by the Purchaser of the transactions contemplated hereby, except for such consents and approvals which will have to be obtained prior to the Closing. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby by the Purchaser will not (i) violate any provision of the Certificate of Incorporation or By-laws of the Purchaser; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or agreement to which the Purchaser is a party or by or to which the Purchaser or any of its assets or properties may be bound or subject;
(iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Purchaser or its properties or business is bound; or (iv) violate any statute, law or regulation which is material to the Purchaser or to its properties or business.

         5.4 Concerning the Shares. The Purchaser is acquiring the Shares for its own account for investment and not with any view to the resale or public distribution thereof. The Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities or blue sky law and may not be resold or otherwise transferred without registration thereunder, unless an exemption from the registration requirements of the Securities Act of 1933, as amended, and such state laws is available.

         0.1 Projections Disclosures. Notwithstanding any other express representation or warranty made by the Seller herein, the Purchaser agrees that the Seller has not and shall not be deemed to have made any representations or warranties to the Purchaser with respect to any projections, estimates or budgets heretofore delivered or made available to the Purchaser of future revenues, expenses or expenditures of, or future results of operations of, the Company.

         5.5 Representations and Warranties. The representations and warranties of the Purchaser contained in this Section 5 are, and on the Closing Date shall be, true and correct in all material respects with the same force and effect as though such representations and warranties were made on the Closing Date.



     6. Covenants of the Seller.

         6.1 Continuance of Business. From the date hereof through the Closing Date, the Seller agrees that it will cause the Company, unless otherwise consented to in writing by the Purchaser, not to take any of the actions prohibited by Section 4.21 and to:

         (1) carry on the Company's business in, and only in, the regular and ordinary course in substantially the same manner as heretofore carried on; and exercise its reasonable efforts to preserve intact its present business and dealer organization, to keep available the services of its present employees, to preserve its relationships with customers, suppliers and others having business dealings with it to the end that the Company's business shall be conducted on substantially the same basis at the Closing Date as at the date hereof;

         (2) maintain its assets in the same condition as exists on the date hereof, except for depreciation, obsolescence and ordinary wear and tear;

         (3) keep in full force and effect insurance at least equal to that carried by the Company with respect to the Company's business on the date hereof;

         (4) perform in all material respects all of its obligations under all agreements and contracts relating to the Company's business;

         (5) maintain books of account and business records of the Company in the usual, regular and ordinary manner;

         (6) comply in all material respects with all statutes, rules and regulations applicable to it or to the conduct of the Company's business; and

         (7) promptly advise the Purchaser in writing of (i) any material adverse change in the Company's financial condition or assets or properties;
(ii) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement, or constitute the failure of any condition to the obligations of the Seller; or (iii) any event, occurrence, transaction or other item which would have been required to have been disclosed on the Seller's Disclosure Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof. Information provided under this Section 6.1(g) on or prior to the Closing Date and designated as such shall constitute an update to the Seller's Disclosure Schedule.

         6.2 Access to Information. Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records and financial condition of the Company's business as the Purchaser deems desirable. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller and the officers and employees of the Company shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company's business, the Seller shall furnish the Purchaser and its representatives with all such information and copies of such documents concerning the Company's affairs as the Purchaser or its representatives may reasonably request, and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Purchaser and its representatives in connection with such review and examination.

         6.3 Confidentiality; Consultation Regarding Disclosure. Except as required by applicable law or contemplated by this Agreement, neither party shall publicly disclose the existence or contents of this Agreement. In preparing any public announcement required by applicable law, a party hereto shall in good faith consult with the other party and take into account, insofar as is reasonably possible, the views of the other party with respect to the timing and content of such disclosure.

         6.4 Exclusivity. The Seller will not, and the Seller will not cause or permit the Company to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of the Real Property or any capital stock or other voting securities, or any substantial portion of the assets and properties of, the Company including any acquisition structured as a merger, consolidation, share acquisition, share exchange or comparable transaction or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will not vote the Shares in favor of any such acquisition, whether structured as a merger, share acquisition, consolidation, share exchange or otherwise. The Seller will notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         6.5 Certain Transition Matters. The Seller will not take any action that is intended or has the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Company to the Company or the Purchaser from and after the Closing.

         6.6 Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use reasonable efforts to obtain, at the reasonable request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure, provided that such Confidential Information has not become available to the public due to a breach of this Agreement.

         0.2 Plan Termination. The parties acknowledge and agree that all of the Employee Plans, including medical and dental plans, the Code Section 401(k) plan, short-term disability, long-term disability, group life insurance and accidental death and disability, flexible spending accounts and voluntary supplemental life insurance shall be terminated as of the Closing, except that in the case of the Code Section 401(k) plan the Company's employees' participation in such Plan shall terminate and, pursuant to the mutual agreement of the Purchaser and the Seller, it shall be administered so as to allow the Company's employees to elect to roll their accounts over to a newly-created plan of the Company.

         0.3 Consents and Approvals. Prior to the Closing, the Seller shall cause (i) Bank One (formerly the National Bank of Detroit) to consent to the sale of the Shares and release its security interest in the Shares and in the Company's assets and (ii) PNC Bank to unconditionally release the Company from its guaranty of PNC Bank indebtedness arising under the credit agreement described in Section 4.3 of the Seller's Disclosure Schedule. In addition, the Seller shall use its commercially reasonable efforts to obtain all other material consents, Permits or approvals that may be required in connection with the performance by the Seller of its obligations under this Agreement.

         0.4 Defense of Existing Claims and Lawsuits. With respect to the claims and lawsuits described in Section 4.8 of the Seller's Disclosure Schedule (the "Existing Claims"), the Seller agrees to continue to conduct and control at its sole cost and expense, through counsel selected by the Seller but reasonably acceptable to the Company (the Purchaser hereby agreeing that the present counsel for the Existing Claims are currently acceptable), the defense of the Existing Claims. The Seller shall have the right to compromise or settle any Existing Claim, provided that the Seller gives the Company advance written notice of any proposed compromise or settlement and otherwise complies with this
Section 6.9. The Company shall be permitted to participate in the defense of the Existing Claims through counsel chosen by the Company, provided that the fees and expenses of such counsel shall be borne by the Company. If the Seller determines to settle any Existing Claim (i) the Seller shall not, without the prior written consent of the Company, permit to exist any security interests upon any assets of the Company or the Purchaser; (ii) the Seller shall not permit there to be any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such Existing Claim to the Company; and (iii) the Seller shall not permit there to be any settlement for other than money damages without the prior written consent of the Company. If the Seller fails, for whatever reason, to continue the competent defense of any Existing Claim, the Company shall be entitled to assume the defense of such Existing Claim, retain counsel of its choice (but reasonably acceptable to the Seller), and negotiate or otherwise deal with such Existing Claim, and the out-of-pocket fees, costs, and expenses of the Company in so dealing with such Existing Claim shall be considered an indemnification obligation of the Seller under Section 12 below, without regard to the $100,000 basket.

         6.7 Survival. The provisions of this Section 6 shall survive the Closing Date.

     7. Covenants of the Purchaser.

         7.1 Confidentiality; Consultation Regarding Disclosure. Except as required by applicable law or as contemplated by this Agreement, the Purchaser shall not publicly disclose the existence or contents of this Agreement. In preparing any public announcement required by applicable law, the Purchaser shall in good faith consult with the Seller, and take into account, insofar as the Purchaser reasonably deems possible, the views of the Seller with respect to the timing and content of such disclosure. Nothing in this Section 7.1 shall prohibit the Purchaser from issuing a press release after the Closing Date.

         0.5 Approvals. The Purchaser shall use its best efforts to obtain all material consents or approvals that may be required in connection with the performance by the Purchaser of its obligations under this Agreement.

     8. Conditions Precedent to the Purchaser's Obligations. The obligations of the Purchaser hereunder are, at the option of the Purchaser, subject to the satisfaction on or prior to the Closing Date of the following conditions:

         8.1 Legal Proceedings. All actions and legal proceedings in connection with the transactions contemplated hereby and all documents required to be delivered by the Seller to the Purchaser hereunder and all other related matters shall have been approved by the Purchaser and its counsel, which approval shall not be unreasonably withheld and the Seller shall have delivered to the Purchaser certificates of its appropriate officers, dated as of the Closing Date, as to the resolutions adopted by the board of directors of the Seller duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all documents contemplated hereby.

         8.2 Representations and Warranties on Closing Date. All representations and warranties of the Seller made in this Agreement or in the Ancillary Agreements shall be true and correct in all respects on the Closing Date with the same force and effect as though such representations and warranties were made on the Closing Date.

         8.3 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or prior to the Closing Date shall have been complied with and performed in all respects.

         8.4 Consents, Approvals, Etc. All consents, permits, approvals, authorizations or orders of any court or governmental authority or regulatory body, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, necessary for the lawful consummation of the transactions contemplated hereby shall have been obtained; all consents, Permits and approvals from parties to contracts and other agreements with respect to the Company's business, and any other material consent, Permit or approval that may be required in connection with the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or the continuance of such contracts, Permits or other agreements after the Closing shall have been obtained.

         8.5 No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse effect. Solely for purposes of this Section 8.5, a material adverse effect shall be deemed to have occurred if, as a result of the supplemental disclosures made by the Seller in the Seller's Disclosure Schedule between the date of execution of this Agreement and the Closing Date, there is a disclosure or group of disclosures (i) which are individually or collectively materially adverse to the business, operations, assets, or financial condition of the Company or (ii) the effect of which would reasonably be expected to have an aggregate financial consequence to the Company in an amount greater than $100,000.

         8.6 Litigation. No action, suit or proceeding shall have been instituted by or before any court or governmental or regulatory body, or instituted or threatened by any person or governmental or regulatory body, to restrain the consummation of the transactions contemplated hereby, or to modify in any material respect the terms hereof or the manner in which the Company conducts its businesses, or to seek damages or a discovery order in connection with such transactions.

         8.7 Opinion of Counsel. The Purchaser shall have received an opinion of the Seller's counsel in form reasonably satisfactory to the parties.

         8.8 Intercompany Accounts. All intercompany receivables from the Seller to the Company shall have been eliminated from the Company's balance sheet, books and records by crediting the receivable and debiting the appropriate equity account, and all intercompany payables owed by the Company to the Seller shall have been eliminated by debiting the payable and crediting the appropriate equity account.

         8.9 Other. The Seller shall have delivered documents to the Purchaser which, in the Purchaser's opinion, evidence that (i) Bank One has consented to the transactions described herein and released its security interest in the Shares; (ii) the Company has been unconditionally released of its guarantee relating to Stature Electric, Inc. to PNC Bank; (iii) PNC Bank has consented to the transactions described herein; and (iv) Bank One has terminated, or made provision for termination of, its financing statements filed against the Company.

     9. Conditions Precedent to the Seller's Obligations. The obligations of the Seller hereunder are, at the option of the Seller, subject to the satisfaction on or prior to the Closing Date of the following conditions:

         9.1 Legal Proceedings. All actions and legal proceedings in connection with the transactions contemplated hereby and all documents required to be delivered by the Purchaser to the Seller hereunder and all other related matters shall have been approved by the Seller and its counsel, which approval shall not be unreasonably withheld, and the Purchaser shall have delivered to the Seller certificates of its appropriate officers, dated as of the Closing Date, as to the resolutions adopted by the board of directors of the Purchaser duly authorizing the execution, delivery and performance of this Agreement and the execution and delivery of all instruments and documents contemplated hereby.

         9.2 Representations and Warranties on Closing Date. All representations and warranties of the Purchaser contained in this Agreement or in the Ancillary Agreements shall be true and correct in all respects on the Closing Date with the same force and effect as though such representations and warranties were made on the Closing Date.

         9.3 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or prior to the Closing Date shall have been complied with and performed in all respects.

         9.4 Litigation. No action, suit or proceeding shall have been instituted by or before any court or governmental or regulatory body, or instituted or threatened by any person or governmental or regulatory body, to restrain the consummation of the transaction contemplated hereby, or modify in any material respect the terms hereof or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         0.6 Consents, Approvals, Etc. All consents, permits, approvals, authorizations or orders of any court or governmental authority or regulatory body, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, necessary for the lawful consummation of the transactions contemplated hereby shall have been obtained; all consents, Permits and approvals from parties to contracts and other agreements with respect to the Company's business, and any other material consent, Permit or approval that may be required in connection with the performance by the Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or the continuance of such contracts, Permits or other agreements after the Closing shall have been obtained.

         9.5 Opinion of Counsel. The Seller shall have received an opinion of the Purchaser's counsel in form reasonably satisfactory to the parties.

         9.7 Other. The Seller shall have received documents which, in the Seller's opinion, evidence that (i) Bank One has consented to the transactions described herein and released its security interest in the Shares; (ii) the Company has been unconditionally released of its guarantee to PNC Bank in respect of Stature Electric, Inc.; (iii) PNC Bank has consented to the transactions described herein; (iv) Bank One has terminated, or made provision for termination of, its financing statements filed against the Company; (v) BancFirst Duncan has released the Seller from its obligations as guarantor of the Company's existing credit arrangement with BancFirst Duncan.

     10. Actions to be Taken at the Closing. The following actions shall be taken at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         10.1 Delivery of Shares. The Seller shall deliver to the Purchaser (i) certificates, duly endorsed in blank for transfer or accompanied by stock powers so endorsed, for the Shares, sufficient to vest in Purchaser good title to the Shares as required by this Agreement and (ii) any approvals and consents required to be delivered pursuant to the terms of this Agreement.

         10.2 Payment for Shares. The Purchaser shall deliver to the Seller the Purchase Price as required by Section 2.

         10.3 Opinions of Counsel. Each of the Seller and Purchaser shall deliver to the other the opinions contemplated by Sections 8.7 and 9.6.

         10.4 Other Documents:

         (a) The resignations required by Section 1.3.

         (b) A certificate of the Seller in form reasonably satisfactory to the Purchaser to the effect that each of the conditions specified in Sections 8.2 and 8.3 has been satisfied in all respects.

         (c) A certificate of the Purchaser in form reasonably satisfactory to the Seller to the effect that each of the conditions specified in Sections 9.2 and 9.3 have been satisfied in all respects.

         (d) Certificates from the appropriate public officials to the effect that the Company is a validly existing entity in good standing in its state of incorporation and in each state in which the Company carries on its business as of a date not more than ten (10) days prior to the Closing Date.

         (e) A true and correct copy of the Certificate of Incorporation of the Company as of a date not more than thirty (30) days prior to the Closing Date, certified by the appropriate public official in its state of incorporation, and bylaws of the Company as of the Closing Date, certified by the secretary of the Company and by the Seller.

     11. Survival.

         11.1 Survival of Representations and Warranties; Certain Other Matters.

         (1) All of the representations and warranties of the Seller and the Purchaser contained in this Agreement (as supplemented pursuant to the terms hereof) shall survive the execution and delivery hereof and the Closing for a period of 18 months except as hereinbelow set forth. No claim shall be brought more than eighteen (18) months after the Closing Date, except for indemnification claims arising out of breaches of the representations and warranties set forth in (i) Sections 4.4, 4.5, 4.17, and 4.24 above which shall extend until the expiration of the applicable statute or period of limitations and (ii) Section 4.25 above which shall extend for a period of five (5) years after the Closing Date (the "Survival Period"). Anything to the contrary notwithstanding, the Survival Period shall be automatically extended to include any time period necessary to resolve a claim for indemnification that was made before the expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to claims timely asserted and not so resolved within the Survival Period. Liabilities for any such items shall continue until such claims shall have been finally settled, decided or adjudicated.

         (2) From time to time prior to Closing, the Purchaser shall immediately advise the Seller in writing of any matters of which it becomes aware, whether during the course of its due diligence or otherwise, which reasonably could be expected to constitute a breach of any representation, warranty, covenant or agreement on the part of the Seller. However, the right to indemnification, payment of Losses or any other remedies based upon the representations, warranties, covenants and obligations hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date from a source other than this Agreement, the Seller's Disclosure Schedule or the updates thereto provided prior to Closing. Unless otherwise agreed by the Purchaser and the Seller in writing, the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based upon such representations, warranties, covenants and obligations.

     12. Indemnification.

         12.1 Obligation to Indemnify by the Seller. The Seller agrees to indemnify, defend and hold harmless the Purchaser and, after the Closing Date, the Company (and their respective shareholders, directors, officers and employees) from and against all claims, suits, actions, causes of action, settlements, judgments, losses, liabilities, damages, deficiencies, out-of-pocket costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements and other out-of-pocket costs incurred in investigating, settling or defending any of the foregoing or in prosecuting a claim for indemnification hereunder ("Losses"), whether or not involving a third-party claim, based upon, as a result of, arising, directly or indirectly, out of or caused by (i) any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement; (ii) any breach of any covenant or agreement of the Seller contained in this Agreement; (iii) any liability for federal, state or local taxes of the Company, beyond the reserve for tax liability for unpaid taxes of the Company as reflected in the Final Closing Balance Sheet, which taxes are attributable to the period of time ending on or before the Closing Date, including any interest, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with, any such tax or any contest or dispute thereof; (iv) any severance payment, including the stay bonus contemplated under Section 4.21(f), with respect to employees of the Company which result directly and solely from the share transfer transaction contemplated hereunder; (v) any product manufactured (as defined in Section 4.19 above) or delivered by, or any services provided by, the Company on or prior to the Closing Date with the exception of any Losses related to repairs or similar work after the Closing Date on products manufactured or delivered on or prior to the Closing Date upon which the applicable express warranty has expired; (vi) any of the matters described in
Section 4.8 of the Seller's Disclosure Schedule; or (vii) the Company's obligations as borrower, co-borrower, guarantor, or co-guarantor under those certain credit arrangements described in Section 4.3 of the Seller's Disclosure Schedule.

         12.2 Limitations on Indemnification by the Seller. The Seller's obligation to indemnify the Purchaser hereunder shall expire and terminate as set forth in Section 11.1(a). The Seller shall be obligated to indemnify the Purchaser for Losses only to the extent that the Purchaser's Losses exceed $100,000 in the aggregate, in which event the Purchaser shall be entitled to indemnification in the amount of all of its Losses, including such $100,000 basket, up to the amount of the Purchase Price; provided, however, that such $100,000 basket shall not apply to Losses under Sections 12.1(vi) or 12.1(vii). In no event shall the Seller be liable to the Purchaser under or in respect of this Agreement, including but not limited to Section 12.1 hereof, in an amount or amounts in the aggregate in excess of the Purchase Price. Further, in no event shall the Seller be liable for breaches of the Seller's representations and warranties under Section 4.9 relating to title to the Real Property in an amount in excess of $2,700,000, and the Purchaser agrees to look first for recovery of Losses related thereto from title insurance on the Real Property.

Further, any Losses by the Purchaser related to repairs or similar work after the Closing Date on products manufactured or delivered on or prior to the Closing Date upon which the applicable express warranty has expired shall not count toward the $100,000 basket.

         12.3 Obligations to Indemnify by the Purchaser. The Purchaser agrees to indemnify, defend and hold harmless the Seller (and its shareholders, directors, officers and employees) from and against all Losses based upon, as a result of, arising, directly or indirectly, out of or caused by (i) any inaccuracy in or any breach of any representation or warranty of the Purchaser contained in this Agreement; (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement; (iii) any liability for federal, state or local taxes of the Company which is attributable to the period of time after the Closing Date, including any interest, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with, any such tax or any contest or dispute thereof; (iv) any violation of any Environmental Law by the Company after the Closing Date; (v) any product manufactured (as defined in Section 4.19 above) or delivered by, or any services provided by, the Company after the Closing Date; or (vi) any severance payment or other liabilities with respect to employees of the Company which arise after the Closing Date (except for the stay bonus contemplated under Section 4.21(f) to be paid by the Seller to Jim Callaway).

         12.4 Limitations on Indemnification by the Purchaser. The Purchaser's obligation to indemnify the Seller hereunder shall expire and terminate as set forth in Section 11.1(a). The Purchaser shall be obligated to indemnify the Seller for Losses only to the extent that the Seller's Losses exceed $100,000 in the aggregate, in which event the Seller shall be entitled to indemnification in the amount of all of its Losses, including such $100,000 basket, up to the amount of the Purchase Price. In no event shall the Purchaser be liable to the

Seller under or in respect of this Agreement, including but not limited to
Section 12.3 hereof, in an amount or amounts in the aggregate in excess of the Purchase Price. Anything in this Agreement or otherwise to the contrary notwithstanding, neither party shall be entitled to greater than one satisfaction of or on account of any Losses or other claim(s). To the extent that an event or occurrence gives rise to, or is taken into consideration in, an adjustment to the Purchase Price and a claim or right of indemnification, a party shall be entitled to only one recovery in respect thereof.

         12.5 Procedure. The provisions of this Section 12.5 shall apply in any case where a party suffers or may suffer a Loss based on a claim made or an action commenced by a third party.

         (1) Promptly after receipt by any party hereto (the "Indemnitee") of any written claim, demand for payment or legal process made or served by, for or on behalf of any third party that asserts a liability of the Indemnitee that could result in a Loss (an "Asserted Liability"), and promptly after acquiring actual knowledge of circumstances which, with the lapse of time or the giving of notice or both, are reasonably likely to result in the assertion of an Asserted Liability, the Indemnitee shall give notice thereof (a "Claims Notice") to the other party obligated or arguably obligated to provide indemnification pursuant to Sections 12.1 or 12.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee. Notwithstanding the foregoing, an Indemnittee's failure to give, or delay in giving, a Claims Notice pursuant to this subsection 12.5(a) with respect to an Asserted Liability shall not discharge the obligation of an Indemnifying Party hereunder, unless such failure or delay is materially detrimental to the Indemnifying Party; provided, however, that nothing in this
Section 12.5(a) shall be construed to extend the Survival Period referred to in
Section 11.1(a).

         (2) Upon receipt of any Claims Notice, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel (reasonably acceptable to the Indemnifying Party), any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 20 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, fails to diligently defend the Asserted Liability if it has undertaken to defend the Asserted Liability, or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend, at the Indemnifying Party's cost and expense, such Asserted Liability for the account of the Indemnifying Party, subject to a determination that the Indemnifying Party is liable hereunder for such Loss. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their respective expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any other documents within its control that are necessary or appropriate for such defense and otherwise shall cooperate in good faith in the defense of such claim.

         12.6 Limitations of Indemnification. Notwithstanding the foregoing provisions of this Section 12:

         (1) Intentionally left blank.

         (2) The Survival Period contained Section 11.1(a) and the limitations on indemnifications set forth in Sections 12.2 and 12.4 shall not apply to any right of or to any indemnification arising out of (i) fraud or willful misconduct or (ii) the breach of any representation or warranty in Section 14.4.

         12.7 Limitation of Liability. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL, INCIDENTAL, LOST PROFITS, PUNITIVE OR EXEMPLARY DAMAGES HOWSOEVER CAUSED ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES OR LOSSES.

         12.8 Equitable Remedy. The foregoing indemnification provisions are in addition to, and not in derogation of, any equitable non-monetary remedy that any party may have for breach of representation, warranty or covenant.

     13. Termination of Agreement.

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

         (1) at the election of the Purchaser, (a) if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date in all respects, (b) if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, or
(c) if the Closing shall not have taken place by February 1, 2001; and

         (2) at the election of the Seller, (a) if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date in all respects, (b) if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, or
(c) if the Closing shall not have taken place by February 1, 2001; and

         (3) at the election of either the Seller or the Purchaser if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and the Seller or the Purchaser, as the case may be, reasonably and in good faith deem(s) it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

         13.2 Effect of Termination. The termination of this Agreement in accordance with Section 13.1 shall not affect the rights or remedies of any party hereto against any other party hereto based on any breach of this Agreement existing prior to such termination.

     14. Miscellaneous.

         14.1 Intentionally left blank.

         14.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, employee benefit consultants, counsel and accountants. The Seller covenants that it shall bear all of its own costs and expenses in connection with this Agreement, and the Company shall not bear any of the Seller's such costs and expenses (the Seller's breach of such covenant shall not be subject to the basket set forth in Section 12.2 above). In addition, the Seller covenants that it shall pay all costs associated with (i) the purchase of the phase I and phase II environmental assessments and (ii) the purchase of the title commitment and the title policy for the Real Property.

         14.3 Further Assurances. Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents, the execution and delivery of which are conditions precedent to the Closing.

         14.4 Indemnification of Brokerage. The Purchaser represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser. The Seller represents and warrants to the Purchaser that, except for Brookwood Associates, Inc. which the Seller agrees to pay, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller, or any action taken by the Seller. Each of the Purchaser, on the one hand, and the Seller on the other, agrees to indemnify and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Purchaser, on the one hand, or the Seller, on the other, and to bear the cost of legal expenses incurred in defending against any such claim.

         14.5 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         (1) "affiliate" with respect to any person, means any other person controlling, controlled by or under common control with such person.

         (2) "Confidential Information" means any information concerning the business and affairs of the Company that is not already generally available to the public, other than in violation of the terms of this Agreement.

         (3) "contracts and other agreements" means all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other binding arrangements, written or oral.

         (4) "document" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Disclosure Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

         (5) "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

         (6) "lien or other encumbrance" means any lien, pledge, negative pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         (7) "person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental or regulatory body or other entity of any kind whatsoever.

         (8) "property" means real, personal or mixed property, tangible or intangible.

         14.6 Knowledge. As used in this Agreement, the term "knowledge" in the case of the Seller means the actual knowledge of George B. Lemmon, Jr., President and Chief Executive Officer, John M. Morrash, Executive Vice President of Finance and Chief Financial Officer, or Harry H. Holiday, Chief Operating Officer, or any knowledge that any such individuals reasonably should have had upon due inquiry.

         14.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant, is invalid or unenforceable all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         14.8 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by confirmed facsimile transmission or, if mailed, upon receipt, as follows:

         (1) If to the Purchaser, to:

                 Sooner Investment Manufacturing Company
                 1202 N. 10th Street
                 P. O. Box 400
                 Duncan, OK 73534
                          Attn: Michael V. Parks
                 Phone: 580-252-5580
                 Fax:  580-252-5791


                 with a copy to:
                 Steven C. Davis, Esquire
                 Armand Paliotta, Esquire
                 Hartzog Conger Cason & Neville
                 1600 Bank of Oklahoma Plaza
                 201 Robert S. Kerr
                 Oklahoma City, OK 73102
                 Phone: (405) 235-7000
                 Fax:      (405) 235-7329

         (2) if to the Seller, to:

                 Owosso Corporation
                 The Triad Building
                 2200 Renaissance Boulevard
                 Suite 150
                 King of Prussia, PA  19406
                 Phone: 610-275-6050
                 Fax:   610-275-5122
                 Attn: G. B. Lemmon, Jr. President
         with a copy to:

                   Baldo M. Carnecchia, Jr., Esquire
                   Montgomery, McCracken,
                    Walker & Rhoads, LLP
                   123 South Broad Street
                   Philadelphia, PA  19109
                   Phone: (215) 772-7660
                   Fax:   (215) 772-7620

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         14.9 Entire Agreement; No Other Inducement. This Agreement (including the Disclosure Schedules and Exhibits) and the documents delivered at Closing pursuant hereto contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior statements, information and agreements (written or oral) with respect thereto. The parties acknowledge and agree that in entering into this Agreement and engaging in the transactions contemplated hereby they have not relied upon, nor were they induced to enter into this Agreement by, any statement, representation, warranty, promise, covenant or matter (whether written or oral) of or made by any person, and whether or not provided to the Purchaser by or on behalf of the Seller, except as expressly set forth in Section 4 (as modified by the Seller's Disclosure Schedule) of this Agreement.

         14.10 Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. The rights and remedies herein provided are exclusive of any rights or remedies for the recovery of money damages. Without limiting the generality of the foregoing, the provisions of Section 12 shall constitute the parties' sole monetary remedy for breach of representation, warranty, agreement or covenant hereunder.

         14.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to Delaware conflicts of laws principles.

         14.12 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement shall not be assignable by either party without the consent of the other party and any purported assignment without such consent shall be null and void.

         14.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         14.14 Exhibits and Schedules. The Seller's Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in Sections 3 and 4. The Seller's Disclosure Schedule is a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses or Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.





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


         14.15 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         14.16 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other party will cooperate with the other party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 12 above).

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              Owosso Corporation (Seller)


                              By:_________________________
                                         President



                              SOONER INVESTMENT MANUFACTURING
                              COMPANY (Purchaser)


                              By:_________________________
                                     James P. Garis,
                                     Vice President